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Company Contact:                            Investor Contacts:
Delcath Systems, Inc.                       Todd Fromer / Michael Cimini
M. S. Koly, Chief Executive Officer         KCSA Worldwide
203-323-8668                                (212) 896-1215 / (212) 896-1233
www.delcath.com                             tfromer@kcsa.com / mcimini@kcsa.com
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Media Contacts:
Lewis Goldberg
KCSA Worldwide
(212) 896-1216
lgoldberg@kcsa.com                                        FOR IMMEDIATE RELEASE
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            Delcath Systems Announces Laddcap's Withdrawal of Request
                       for Special Meeting of Shareholders

STAMFORD, Conn., July 11, 2006 -- Delcath Systems, Inc. (NASDAQ: DCTH) today announced that Laddcap Value Partners LP, a 10 percent holder of the Company's outstanding common stock, has agreed to withdraw its requests for a special meeting of Delcath's shareholders.

In addition, both Delcath and Laddcap have agreed to dismiss without prejudice the litigation against Delcath commenced on June 6, 2006 in the Chancery Court of the State of Delaware relating to Laddcap's demand to inspect certain books and records of the Company pursuant to Section 220 of the General Corporation Law of the State of Delaware.

Both Delcath Systems and Laddcap retain their rights to pursue any future action without restriction or prejudice.

M.S. Koly, Delcath President and Chief Executive Officer, said, "We are pleased to report this breakthrough event for our shareholders. We look forward to moving on and focusing on maximizing shareholder value over the long term."

About Delcath Systems, Inc.

Delcath Systems is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. The company's intellectual property portfolio currently consists of 12 patents on a worldwide basis, including the United States, Europe, Asia and Canada. For more information, please visit the company's website, www.delcath.com.

This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. Delcath's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of, acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance than any forward-looking statement will prove to be accurate.

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